Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS
_______________________________________________________
     MIAMI, FL, May 11, 2009 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the first quarter ended March 31, 2009.
     First quarter 2009 revenues were $121.2 million, compared to $132.2 million for 2008. The Company recorded operating income of $31.2 million for 2009, compared to operating income of $28.0 million for 2008. Net income for 2009 was $3.1 million, or $0.04 per diluted common share, compared to net income of $14.3 million, or $0.21 per diluted common share, for 2008. The results for 2009 included a one-time pre-tax gain of $5.0 million related to an exercise of an option from the 1999 brand transaction with Philip Morris, pre-tax impairment charges of $8.5 million on real estate investments and $1.0 million of restructuring charges. Adjusting for these items, the Company’s net income for 2009 would have been $5.7 million, or $0.08 per diluted common share. The results for 2008 included $12.0 million of pre-tax income from the Company’s investment in the St. Regis hotel, which was sold in March 2008. Adjusting for this item, the Company’s net income for 2008 would have been $7.2 million, or $0.11 per diluted common share.
     For the three months ended March 31, 2009, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $120.9 million, compared to $131.6 million for the three months ended March 31, 2008. Operating income was $38.4 million for the first quarter 2009, compared to $37.3 million for the first quarter of 2008. Adjusting for the one-time gain on the brand transaction, operating income for the first quarter of 2009 would have been $33.4 million.

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Conference Call to Discuss First Quarter 2009 Results
     As previously announced, the Company will host a conference call and webcast on Tuesday, May 12, 2009 at 11:00 A.M. (ET) to discuss first quarter 2009 results. Investors can access the call by dialing 800-859-8150 and entering 89451183 as the conference ID number. The call will also be available via live webcast at www.vcall.com. Webcast participants should allot extra time before the webcast begins to register.
     A replay of the call will be available shortly after the call ends on May 12, 2009 through May 26, 2009. To access the replay, dial 877-656-8905 and enter 89451183 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc., and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008

Revenues*	$121,216	$132,205

Expenses:
Cost of goods sold*	72,526	80,007
Operating, selling, administrative and general expenses	21,530	24,157
Gain on brand transaction	(5,000)	—
Restructuring charges	1,000	—

Operating income	31,160	28,041

Other income (expenses):
Interest and dividend income	150	1,971
Interest expense	(16,074)	(15,253)
Change in fair value of derivatives embedded within convertible debt	(303)	(2,444)
Impairment charges on investments	(8,500)	—
Equity (loss) income from non-consolidated real estate businesses	(995)	13,320
Other, net	—	(573)

Income before provision for income taxes	5,438	25,062
Income tax expense	2,338	10,755

Net income	$3,100	$14,307

Per basic common share:

Net income applicable to common shares	$0.04	$0.22

Per diluted common share:

Net income applicable to common shares	$0.04	$0.21

Cash distributions and dividends declared per share	$0.40	$0.38

*	Revenues and Cost of goods sold include excise taxes of $33,712 and $40,522, respectively.

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